AQUACELL TECHNOLOGIES, INC.
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            DEAL POINTS TO CONCLUDING AGREEMENT WITH
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                CORBETT WATER TECHNOLOGIES, INC.
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1. In exchange for the return of the exclusive under the
   Distribution Agreement and Joint Venture Agreement, Corbett Water will recover its net advances in the water business up to $1,336,582, per attached analysis prepared at your request, by Gary Wolff after his visit to Forth Worth. This amount will be recovered through the proceeds received from:

   . Payments from AquaCell based upon 5% of the revenues
     generated by its Global Water-Aquacell subsidiary.
   . Proceeds from sales of AquaCell stock under Rule 144,
     including proceeds from shares sold in may, 2003.
   . Proceeds from sales of stock in AquaCell Media, Inc., under Rule 144.

2. Corbett Water continues to sell, on a non-exclusive basis, in the areas in which it retains salesmen.
3. S & B Technical purchases AquaCell's 15% interest in Corbett Water for $274,000 in exchange for a three-year note. The note will carry interest at 4% to be paid on a semi-annual basis. The principal will be repaid from 100% of the 5% commission payments received by Corbett Water and 100% of the proceeds received from the proceeds from sales of AquaCell stock after the recapture of the net advances of $1,338,582.
4. Corbett will retain 100,000 warrants at a $5 exercise price. Corbett will return the 100,000 warrants exercisable at $6 and the 100,000 warrants exercisable at $7 so that AquaCell is not required to take additional Black Scholes write-offs.
5. On Monday June 2, 2003 Corbett Water will wire $204,245 to STB/Overlook Ventures/Mel Stier in full payment of the remaining open invoices.
6. Upon acknowledgement of receipt of the wire AquaCell will cause its attorney to issue an Opinion of Counsel with respect to the 117,000 shares pursuant to Rule 144.
7. AquaCell will convert inventory in accordance with our previous discussion: 300UVs to 300ROs and 500UVs to 500ROs at no charge, and model 100s to 300ROs based upon the difference in the selling price of the coolers to Corbett Water.
8. This agreement supercedes all previous agreements executed between the parties.
9. AquaCell will not delay future Opinions of Counsel for sale of stock under Rule 144.

   AquaCell Technologies, Inc.     Corbett Water Technologies, Inc.
                                   S & B Technical Products, Inc.

  /s/ James C. Witham              /s/ Brad Corbett, SR.
  ________________________         _____________________________
  By: James C. Witham, CEO         By: Brad Corbett, SR.